EXHIBIT 10.32

June 29, 2005

Re:                               Retention and Severance Benefits

Dear David:

This letter agreement (this “Agreement”) sets forth certain benefits payable if you remain in the employ of Fischer Imaging Corporation (the “Company”) from and after July 1, 2005 (the “Effective Date”) and in the event of an Involuntary Termination (as defined below) occurring after the date of this Agreement and prior to December 31, 2006.

If you remain employed by the Company (i) on the date six (6) months after the Effective Date, you will be paid a retention bonus equal to six (6) months of your base salary as in effect on such date, payable within ten (10) days in a lump sum on such date (the “First Payment Date”) and (ii) if you remain employed by the Company on the date twelve (12) months after the Effective Date, you will be paid an additional retention bonus equal to six (6) months of your base salary as in effect on such date, payable within ten (10) days in a lump sum on such date (the “Second Payment Date”); provided however, that in the event of your Involuntary Termination prior to such First Payment Date or Second Payment Date, as the case may be, you shall receive a portion of the applicable retention bonus pro rated for each full month of service completed prior to the date of Involuntary Termination, payable in a lump sum on such date.

In addition, in the event of your Involuntary Termination prior to December 31, 2006, you will be entitled to (a) twelve (12) months of your base salary as in effect as of the date of such termination payable either in a lump within ten (10) days or monthly, at the discretion of the Company and (b) all of your accrued and unpaid vacation through the date of termination, payable within ten  (10) days of the date of termination.  In addition, you will be entitled to continued participation, at the Company’s cost,  in each of the Company’s benefit plans to the extent participation is permitted for former employees or in the case of health insurance and to the extent not so permitted, to reimbursement of your monthly premium payable under COBRA for a period of 12 months.

For purposes of this letter, “Involuntary Termination” shall be defined as:

(i) the termination of your employment by the Company for reasons other than Cause; or

(ii)  your voluntary resignation following (a) the assignment to you of any duties substantially inconsistent with your current status as an executive of the Company or a substantial adverse alteration in the nature or status of your responsibilities from those in effect as of the date of this Agreement; (b) a reduction by the Company in your annual base salary as in effect on the date hereof or as the same may be increased from time to time, except for across-the-board salary reductions similarly affecting all senior executives of the Company and all senior executives or any person in control of the Company; (c) the failure by the Company, without your consent, to pay to you any portion of your current compensation, within five (5) days of the date such compensation is due, or (d) a material reduction by the Company in the kind or level of employee benefits to which you are entitled with the result that your overall benefits package is significantly reduced, unless such reduction is made in connection with a reduction in the kind or level of employee benefits of employees of the Company generally.

Termination by the Company of your employment for “Cause” shall mean termination for (A) the commission of a felony or a crime involving moral turpitude or the commission of any other act involving dishonesty, disloyalty, or fraud with respect to the Company, (B) conduct tending to bring the Company into substantial public disgrace or disrepute, (C) substantial and repeated failure to perform duties as reasonably directed by the Board  of Directors of the Company, (D) gross negligence or willful misconduct with respect to the Company or any of its affiliated entities, or (E) any other material breach of any other agreement between you and the Company which is not cured within 15 days after written notice thereof to you.

In all other situations other than Involuntary Termination (i.e., you terminate employment or the Company terminates your employment for Cause), you will not be entitled to the above referenced severance pay.

It is the Company’s intent that payments or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Internal Revenue Code of 1986, as amended.  To the extent such potential payments or benefits could become subject to this provision, this Agreement may need to be amended, with your cooperation, to ensure that you receive the economic benefits described above in a manner that does not result in such tax being imposed.  In addition, if additional guidance changes the application of Section 409A to potential payments under this Agreement, the Company will modify this Agreement to the extent allowable without incurring Section 409A liability to provide that severance payments described above will be made in equal monthly installments or, if not allowed, to make such payments as soon after the Involuntary Termination as is allowed.

This letter supplements the policies and procedures of the Company, and supersedes any and all prior agreements or arrangements in respect of severance.

Sincerely,

/s/HARRIS RAVINE
Harris Ravine, President & CEO

ACCEPTED AND AGREED as of the date first written above:

/s/ DAVID KIRWAN
David Kirwan